Exhibit 99.1

Lonny Robinson Approved as Hanmi’s Chief Financial Officer by the Federal Reserve Board

LOS ANGELES – October 20, 2011 – Hanmi Financial Corporation (NASDAQ: HAFC), the holding company for Hanmi Bank (collectively “Hanmi”), announced its appointment of Lonny D. Robinson, age 54, as Chief Financial Officer of Hanmi effective October 19, 2011. Hanmi received notices of non-objection from the California Department of Financial Institutions and the Federal Reserve Board to appoint Mr. Robinson to serve as the Chief Financial Officer of Hanmi. On October 11, 2011, Mr. Robinson joined Hanmi as Interim Chief Financial Officer pending final regulatory approval.

“We are extremely pleased to have Lonny join our executive team,” said Jay S. Yoo, President and Chief Executive Officer. “With his extensive experience in banking, particularly in the Korean-American banking arena, he will be a great addition to Hanmi’s executive team. His longstanding familiarity with Southern California and his understanding of its diverse ethnic communities will be invaluable as Hanmi continues to position itself for future success.”

Mr. Robinson brings over 25 years of banking experience, and has previously served as chief financial officer for a number of community banks throughout the United States, most notably as the Chief Financial Officer for Center Financial Corporation for three years. Mr. Robinson is experienced in SEC reporting for public companies, raising capital, mergers and acquisitions, FDIC-assisted transactions, investment portfolio management, enterprise risk management, and regulatory affairs. Prior to embarking on his banking career, Mr. Robinson was a CPA with Ernst & Young specializing in banks and small business audits.

As a graduate of Westminster College in New Wilmington, Pennsylvania in accounting, Mr. Robinson also attended Executive Bank Management Schools at the University of Georgia and the University of Texas.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in the State of Washington. Hanmi Bank specializes in commercial, SBA, and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.

Contact:

Hanmi Financial Corporation

David Yang

Investor Relations Officer

(213) 637-4798